Toni Perazzo
Chief Financial Officer
(650) 340-1888                                                                           FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

(BURLINGAME, CA), February 6, 2007 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for the fourth quarter and the year ended December 31, 2006.

For the quarter ended December 31, 2006, the Company reported total revenues of $4.1 million compared with revenues of $5.2 million for the same period a year ago. For the year ended December 31, 2006, the Company reported revenues of $18.3 million compared with revenues of $13.5 million for 2005.

The Company reported net income of $544,000 or $0.35 per share for the fourth quarter of 2006 compared to net income of $55,000 or $0.04 per share for the fourth quarter of 2005. The Company had net income of $954,000 or $0.62 per share for 2006 versus $193,000 or $0.13 per share for 2005.

Operating lease revenue was approximately $884,000 and $4,122,000 higher in the 2006 quarter and year, respectively, versus 2005, primarily because of additional lease revenue from aircraft purchased beginning in April 2005 and revenue from two aircraft which had been off lease in 2005, the effects of which were partially offset by a decrease in revenue from an aircraft which was sold in 2006.

“We are extremely pleased with the growth in operating lease revenue for the year which we consider the most important measure of our performance,” said Neal Crispin, President of AeroCentury. “We were able to take full advantage of the record asset growth that began in 2004.”

There were no sales in the three months ended December 31, 2006, however, revenue from gain on sale of one aircraft was approximately $11,000 in the three months ended December 31, 2005. Revenue from gain on sale of aircraft was approximately $409,000 for the year 2006 as a result of the sale of an aircraft in April 2006 compared to an approximate $48,000 loss in the year 2005 from the sale of two aircraft.

Depreciation was approximately $176,000 and $949,000 higher in the three months and twelve months ended December 31, 2006, respectively, versus 2005, and management fees were approximately $55,000 and $410,000 higher in the three months and twelve months ended December 31, 2006, respectively, versus the same periods in 2005, primarily because of purchases of aircraft beginning in April 2005, the effect of which was partially offset by aircraft sales in during both years.

Interest expense was approximately $239,000 and $1,469,000 higher in the three months and twelve months ended December 31, 2006 versus 2005, respectively, primarily as a result of increases in the index upon which the Company’s interest rates are based and a higher average principal balance in 2006 compared to 2005, the effect of which was partially offset by a lower margin in 2006 than in 2005.

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Maintenance expense was approximately $2,130,000 lower in the three months ended December 31, 2006 compared to the same period in 2005 primarily because, in 2005, the Company retained approximately $1,902,000 of non-refundable maintenance reserves when aircraft were returned to the Company at lease end and such amounts were recorded as other income. At the same time, the Company accrued approximately $1,862,000 of maintenance expense for which the Company is responsible. The Company also recorded approximately $217,000 of expense primarily to prepare several aircraft for re-lease in 2005 and a net reversal of approximately $51,000 for over-accrued maintenance in 2006.

Maintenance expense was approximately $1,205,000 higher in the twelve months ended December 31, 2006 versus the same period in 2005. In 2006 and 2005, the Company retained approximately $2,396,000 and $1,902,000, respectively, of non-refundable maintenance reserves when aircraft were returned to the Company at lease end and recorded such amounts as other income. At the same time, in 2006 and 2005, the Company accrued approximately $2,392,000 and $1,862,000, respectively, of maintenance expense for which the Company is responsible. The Company also accrued net expense of approximately $1,112,000 and $437,000, primarily to prepare several aircraft for re-lease in 2006 and 2005, respectively.

Professional fees and general and administrative expenses were approximately $84,000 and $92,000 higher in the three months and twelve months ended December 31, 2006 versus 2005, respectively, primarily because of legal expenses associated with the early return of an aircraft and higher accounting fees.

The Company's insurance expense consists primarily of directors and officers insurance, as well as product liability insurance and insurance for off-lease aircraft, which varies depending on the type of assets insured during each period and the length of time each asset is insured. As a result of the combination of assets insured during each period and the length of time each was insured, insurance expense was approximately $63,000 and $122,000 lower in the three months and twelve months ended December 31, 2006, respectively, versus the same periods in 2005.

The Company recorded no bad debt expense in the fourth quarter of 2006. During the fourth quarter of 2005, the Company recorded bad debt expense of approximately $79,000 to fully reserve the amount of foreign taxes due from a lessee and which was recorded as other income in the same period. During the twelve months ended December 31, 2006, the Company recorded bad debt expense of approximately $49,000 for rent receivable which was written off in connection with a lessee’s early return of an aircraft. During 2005, in addition to the $79,000 discussed above, the Company recorded bad debt expense of approximately $88,000, to fully reserve the balance of a note receivable from a former lessee.

The Company did not record any impairment charges in 2006 or in the fourth quarter of either year. During the twelve months ended December 31, 2005, the Company recorded an impairment charge of approximately $12,000 for one aircraft, based on estimated net sale proceeds pursuant to an agreement to sell the aircraft.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Summary of Operations:
Operating lease revenue	$4,053,900	$3,920,000	$3,170,440	$15,508,840	$11,386,950
Gain (Loss) on disposal of aircraft	-	-	11,420	408,840	(48,130)
Other income	3,600	9,510	2,065,900	2,404,310	2,160,500
Total revenues	4,057,500	3,929,510	5,247,760	18,321,990	13,499,320

Depreciation	1,271,010	1,247,560	1,095,530	4,979,530	4,030,950
Interest	1,266,910	1,271,750	1,028,110	4,954,300	3,484,970
Management fees	688,290	678,460	633,790	2,750,010	2,339,750
Professional fees and
general and administrative	175,950	124,690	92,150	589,410	497,570
Insurance expense	23,410	53,760	86,460	206,400	328,600
Maintenance	(51,080)	221,600	2,078,870	3,503,840	2,298,750
Bad debt expense	-	-	79,410	48,820	167,520
Provision for impairment	-	-	-	-	12,180
Total expenses	3,374,490	3,597,820	5,094,320	17,032,310	13,160,290

Income before taxes	683,010	331,690	153,440	1,289,680	339,030

Tax provision	138,590	112,580	98,350	335,560	146,120

Net income	$544,420	$219,110	$55,090	$954,120	$192,910
Weighted average common
shares outstanding	1,543,257	1,543,257	1,543,257	1,543,257	1,543,257
Earnings per share	$0.35	$0.14	$0.04	$0.62	$0.13

Summary Balance Sheet:	December 31, 2006	September 30, 2006	December 31, 2005

Total assets	$98,746,600	$94,967,580	$96,546,700
Total liabilities	$78,802,390	$75,567,780	$77,556,610
Shareholders’ equity	$19,944,210	$19,399,800	$18,990,090